Exhibit 99

BMC Software Announces Strong Fiscal 2011 Fourth Quarter and Record Full Year Results

  Customer demand for flexible infrastructures, whether through cloud computing, software-as-a-service (SaaS) or virtualization, continues to drive results
  Company generated record levels of total Company bookings, ESM license bookings, MSM total bookings, revenue, operating cash flow, and non-GAAP diluted EPS
  Total bookings for the year grew 13 percent and for the quarter rose 21 percent
  Total revenue for the year increased 8 percent and for the quarter increased 14 percent
  Non-GAAP diluted EPS for the year was $2.99, up 12 percent, and for the quarter was $0.78, up 20 percent
  Cash flow from operations for the year was $765 million, up 20 percent
  Company issues fiscal 2012 guidance reflecting its expectations for strong growth in bookings, revenue, non-GAAP diluted EPS and cash flow from operations

HOUSTON--(BUSINESS WIRE)--May 4, 2011--BMC Software (NASDAQ: BMC) today announced its fiscal 2011 fourth quarter and full year results.

Fiscal 2011 fourth quarter total revenue was $562 million, up 14 percent from the year-ago period. License revenue was up 24 percent to $251 million compared to the fourth quarter of fiscal 2010.

Total revenue for the full fiscal year was $2.1 billion, an increase of 8 percent. License revenue for the fiscal year rose 14 percent to $865 million.

GAAP net earnings for the fiscal fourth quarter were $123 million, or $0.67 per diluted share, versus $119 million and $0.64 per diluted share in the year-ago period. Non-GAAP net earnings for the quarter, after adjustments, were $141 million, or $0.78 per diluted share, representing a 17 percent increase in non-GAAP net earnings and a 20 percent increase in non-GAAP diluted earnings per share compared to the year-ago quarter. Included in the financial tables is a complete reconciliation between non-GAAP and GAAP results.

GAAP net earnings for the full fiscal year were $456 million, or $2.50 per diluted share, versus $406 million and $2.17 per diluted share in fiscal 2010. Non-GAAP net earnings for the year, after adjustments, were $546 million, or $2.99 per diluted share, representing a 10 percent increase in non-GAAP net earnings and a 12 percent increase in non-GAAP diluted earnings per share over fiscal 2010.

Fourth quarter and full fiscal year GAAP net earnings were positively impacted by net income tax benefits of $25 million and $57 million, respectively, in connection with tax authority settlements related to prior years’ tax matters. These tax benefits were excluded from non-GAAP results.

“Customers are increasingly seeking to build agile, flexible IT infrastructures, whether through cloud computing, SaaS or virtualization. Our ability to meet that demand through the best integrated, most effective IT management solutions continues to drive our strong momentum,” said Bob Beauchamp, BMC’s chairman and chief executive officer. “As we move forward, I believe we will look back on fiscal 2011 as a pivotal year -- a year in which BMC transformed from being a strong, moderate growth company to one characterized by sustained, accelerating growth, led by a solid ESM engine capable of delivering ongoing double-digit growth.”

The Company posted the following key results for fiscal 2011 and the fourth fiscal quarter:

  Total bookings for fiscal 2011 were up 13 percent year over year, and for the fourth quarter were up 21 percent as compared to the year-ago quarter.
  Total license bookings for fiscal 2011 grew 20 percent year over year and increased by 16 percent as compared to the year-ago quarter.
  ESM license bookings for fiscal 2011 increased 21 percent year over year and 18 percent as compared to the year-ago quarter.
  Total MSM bookings for fiscal 2011 increased 4 percent year over year. After normalizing for contract length, total annualized MSM bookings for the trailing twelve months were $290 million, up 4 percent year over year.
  Non-GAAP operating margin for fiscal 2011 was 35 percent, consistent with fiscal 2010.
  Cash flow from operations for fiscal 2011 was $765 million, up 20 percent from the prior year.
  The Company’s balance sheet remains strong, with $1.8 billion in cash and investments and $2.0 billion in deferred revenue.

During the fourth quarter, BMC continued its stock repurchase activities, spending $140 million to repurchase 2.9 million shares. For fiscal 2011, BMC repurchased 10.6 million shares at a cost of $439 million. At fiscal year end, the Company had $631 million remaining in its current share repurchase program.

“Throughout fiscal 2011, we continued to demonstrate our ability to grow earnings while at the same time making the investments in internal development, acquired technologies, sales and services necessary to maintain and build our competitive advantage,” said Steve Solcher, BMC’s chief financial officer. “The investments we have made and continue to make, reflect our view that there are substantial market opportunities ahead and our desire to ensure we are properly positioned to capture them.”

Fiscal 2012 Expectations

For fiscal 2012, BMC expects non-GAAP diluted earnings per share in the range of $3.21 to $3.31 per share. At the midpoint, this would represent a 9 percent increase over fiscal 2011 non-GAAP diluted earnings per share.

This range excludes an estimated $0.92 to $0.97 per share for non-GAAP adjustments, including expenses related to the amortization of intangible assets, stock-based compensation and severance, exit costs and related charges.

The assumptions underlying this full year fiscal 2012 estimate include:

  Total bookings growth in the low double digits;
  ESM license bookings growth in the low 20’s;
  MSM total bookings growth of mid single digits;
  Revenue growth in the high single digits to low double digits;
  Operating margin staying the same with the prior year which reflects dilution related to the acquisition of Coradiant Inc., the impact from net capitalized software development costs, the fact that ESM continues to represent a higher proportion of our business and our investments in key strategic areas;
  A slight increase in the license bookings ratable rate;
  Currency impact at today’s rates; and
  Other income, weighted shares outstanding and a non-GAAP tax rate at levels similar to fiscal 2011.

BMC expects full year fiscal 2012 cash flow from operations to be between $825 million and $875 million, which would represent an 11 percent improvement at the midpoint.

Conference Call

A conference call to discuss fiscal 2011 fourth quarter results is scheduled for today, May 4, 2011, at 4 p.m. Central Time. Those interested in participating may call (913) 312-0647 and use the pass code BMC. To access a replay of the conference call, which will be available for one week, dial (719) 457-0820 or (888) 203-1112 and use the pass code BMC. A live web cast of the conference call will be available on the Company's website at http://investors.bmc.com. A replay of the web cast will be available within 24 hours and archived on the website.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s results as determined by U.S. generally accepted accounting principles (GAAP), the Company has also disclosed in this press release and the accompanying tables the following non-GAAP information: (a) non-GAAP operating expenses, (b) non-GAAP operating income, (c) non-GAAP operating margin, (d) non-GAAP net earnings and (e) non-GAAP diluted earnings per share. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with GAAP. These non-GAAP financial measures exclude share-based compensation expense; the amortization of intangible assets; severance, exit costs and related charges; as well as the related tax impacts of these items; and certain discrete tax items. Each of the non-GAAP adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that BMC management and the Board of Directors do not consider part of core operating results when assessing the performance of the organization. In addition, we have historically reported similar non-GAAP financial measures and we believe that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results. Accordingly, we believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management.

While we believe that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as share-based compensation expense; the amortization of intangible assets; severance, exit costs and related charges; as well as the related tax impacts of these items; and certain discrete tax items that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reconciling the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.

The following discusses the reconciliations of our non-GAAP financial measures to the most comparable GAAP financial measures:

• Share-based compensation expense. Our non-GAAP financial measures exclude the compensation expenses required to be recorded by GAAP for equity awards to employees and directors. Management and the Board of Directors believe it is useful in evaluating corporate performance during a particular time period to review the supplemental non-GAAP financial measures, excluding expenses related to share-based compensation, because these costs are generally fixed at the time an award is granted, are then expensed over several years and generally cannot be changed or influenced by management once granted.

• Amortization of intangible assets. Our non-GAAP financial measures exclude costs associated with the amortization of intangible assets. Management and the Board of Directors believe it is useful in evaluating corporate performance during a particular time period to review the supplemental non-GAAP financial measures, excluding amortization of intangible assets, because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

• Severance, exit costs and related charges. Our non-GAAP financial measures exclude severance, exit costs and related charges, and any subsequent changes in estimates, as they relate to our corporate restructuring activities. Management and the Board of Directors believe it is useful in evaluating corporate performance during a particular time period to review the supplemental non-GAAP financial measures, excluding severance, exit costs and related charges, in order to provide comparability and consistency with historical operating results.

• Certain discrete tax items. Our non-GAAP financial measures exclude: (i) net tax benefits of $25 million and $57 million for the quarter and year ended March 31, 2011, respectively, associated with tax authority settlements related to prior years’ tax matters, and (ii) a net tax benefit of $30 million for the quarter and year ended March 31, 2010 associated with an IRS settlement related to prior years’ tax matters. Management excludes the impact of these items in evaluating corporate performance. Therefore, we exclude these items when presenting non-GAAP financial measures.

In this press release we refer to certain bookings information. Bookings represent the transactional value of new contracts executed by us and reflected in our financial statements, including amounts recorded to both revenue and deferred revenue. We also refer to growth rates for revenue and bookings at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company’s business performance. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.

Business runs on IT. IT runs on BMC Software.

Business thrives when IT runs smarter, faster and stronger. That’s why the most demanding IT organizations in the world rely on BMC Software across both distributed and mainframe environments. Recognized as the leader in Business Service Management, BMC offers a comprehensive approach and unified platform that helps IT organizations cut cost, reduce risk and drive business profit. For the four fiscal quarters ended March 31, 2011, BMC revenue was approximately $2 billion. Visit www.bmc.com for more information.

This news release and other related public statements we make contain both historical information and forward-looking statements. Forward-looking statements can be identified by words such as “believes,” “anticipates,” “intends,” “expects,” “estimates,” “guidance” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make regarding our expectations and guidance for fiscal 2012 non-GAAP diluted earnings per share and cash flow from operations, including the underlying assumptions, as well as statements we make regarding our plans, objectives, strategies and expectations for future operations and results. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: 1) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; 2) competition in our markets and market entrants utilizing alternative business models can result in pricing pressures and competition for new customers as well as potential displacements of our existing customers; 3) our cash flow from operations could be affected by many factors, including, but not limited to, lengthening sales cycles, the size and timing of bookings, customer payment terms, the timing of collections, increased expenses, reduced net earnings and movement in foreign currency exchange rates; 4) a significant percentage of our license transactions are completed during the final weeks and days of each quarter, which creates a level of uncertainty as to whether revenue, license bookings and/or earnings will have met expectations until after the end of the quarter; 5) our operating costs and expenses are relatively fixed over the short term, so if we have a shortfall in revenue in any given quarter, our ability to offset revenue shortfalls in the near-term is limited; 6) software product development is highly technical and inherently complex and delays in the timing and feasibility of product releases could have a material adverse effect on expectations and actual results for bookings, revenue, margins and cash flow from operations; 7) changes to our sales organization, including personnel, compensation practices and organizational and process changes, may be disruptive and negatively impact our results of operations; 8) our expectations for revenue and earnings are based on assumptions of the percentage of license revenue which will be recognized upfront versus deferred and the percentage of customer renewals for maintenance contracts; if our actual results do not match our assumptions, our recognized revenue and resultant earnings could fall short of expectations; 9) our effective tax rate is subject to quarterly fluctuation and any change in such tax rate could affect our earnings; 10) we conduct significant transactions in currencies other than the United States dollar and changes in the value of major foreign currencies relative to the U.S. dollar can significantly affect our reported revenue and operating results; 11) customers may not require, or may delay, additional capacity upgrades of our software, particularly our mainframe management software, due to the existence of sufficient hardware capacity, the uncertain timing of hardware upgrades or other reasons, and the timing of renewals of existing license agreements may be different than we expect; and 12) the additional risks and important factors described in BMC Software's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These filings are available on our website at http://investors.bmc.com. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

BMC, BMC Software, and the BMC Software logo are the exclusive properties of BMC Software, Inc., are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other BMC trademarks, service marks, and logos may be registered or pending registration in the U.S. or in other countries. All other trademarks or registered trademarks are the property of their respective owners. © 2011 BMC Software, Inc.

BMC SOFTWARE, INC.
STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

			Incr/(Decr)
	Quarter Ended March 31,		Percentage
	2010	2011	Change
Revenue:
License	$201.3	$250.6	24.5%
Maintenance	254.9	258.6	1.5%
Professional services	35.1	53.0	51.0%
Total revenue	491.3	562.2	14.4%

Operating expenses:
Cost of license revenue	32.2	34.6	7.5%
Cost of maintenance revenue	43.5	45.1	3.7%
Cost of professional services revenue	37.5	54.0	44.0%
Selling and marketing expenses	152.1	164.8	8.3%
Research and development expenses	52.4	51.8	(1.1)%
General and administrative expenses	49.2	56.8	15.4%
Amortization of intangible assets	8.4	8.4	-
Severance, exit costs and related charges	0.5	4.9	nm
Total operating expenses	375.8	420.4	11.9%
Operating income	115.5	141.8	22.8%
Other income, net	1.9	2.0	5.3%
Earnings before income taxes	117.4	143.8	22.5%
Provision for income taxes	(1.4)	21.3	nm
Net earnings	$118.8	$122.5	3.1%

Diluted earnings per share	$0.64	$0.67	4.7%

Shares used in computing diluted earnings per share	185.7	182.3	(1.8)%

BMC SOFTWARE, INC.
STATEMENTS OF OPERATIONS
(In millions, except per share data)

			Incr/(Decr)
	Year Ended March 31,		Percentage
	2010	2011	Change
		(Unaudited)
Revenue:
License	$758.4	$864.5	14.0%
Maintenance	1,023.7	1,024.2	-
Professional services	129.1	176.6	36.8%
Total revenue	1,911.2	2,065.3	8.1%

Operating expenses:
Cost of license revenue	115.5	129.8	12.4%
Cost of maintenance revenue	158.3	169.4	7.0%
Cost of professional services revenue	137.4	184.4	34.2%
Selling and marketing expenses	556.2	608.1	9.3%
Research and development expenses	195.6	176.5	(9.8)%
General and administrative expenses	206.4	216.4	4.8%
Amortization of intangible assets	32.7	33.6	2.8%
Severance, exit costs and related charges	3.0	14.3	376.7%
Total operating expenses	1,405.1	1,532.5	9.1%
Operating income	506.1	532.8	5.3%
Other loss, net	(1.9)	(1.5)	(21.1)%
Earnings before income taxes	504.2	531.3	5.4%
Provision for income taxes	98.1	75.1	(23.4)%
Net earnings	$406.1	$456.2	12.3%

Diluted earnings per share	$2.17	$2.50	15.2%

Shares used in computing diluted earnings per share	186.8	182.4	(2.4)%

BMC SOFTWARE, INC.
BALANCE SHEETS
(In millions)

		Unaudited
	March 31,	June 30,	September 30,	December 31,	March 31,
	2010	2010	2010	2010	2011

Current assets:
Cash and cash equivalents	$1,368.6	$1,410.0	$1,477.5	$1,544.1	$1,660.9	(a)
Short-term investments	65.5	10.3	-	2.8	27.8	(a)
Trade accounts receivable, net	212.3	168.4	215.4	321.0	284.1
Trade finance receivables, net	117.7	71.5	66.7	63.9	112.6
Other current assets	140.9	128.7	125.1	126.8	182.0
Total current assets	1,905.0	1,788.9	1,884.7	2,058.6	2,267.4

Property and equipment, net	95.0	99.0	100.2	97.0	94.2
Software development costs, net	145.5	159.9	171.4	185.3	193.8
Long-term investments	62.4	51.0	51.1	53.5	67.8	(a)
Long-term trade finance receivables, net	122.6	75.5	82.3	74.7	110.8
Goodwill and intangible assets, net	1,524.4	1,493.1	1,484.4	1,524.8	1,507.9
Other long-term assets	282.7	272.2	279.5	276.7	243.5
Total assets	$4,137.6	$3,939.6	$4,053.6	$4,270.6	$4,485.4

Current liabilities:
Trade accounts payable	$37.5	$37.0	$35.6	$36.4	$30.8
Finance payables	23.0	10.5	9.6	6.6	16.6
Accrued liabilities	307.4	211.2	247.5	293.2	316.0
Deferred revenue	975.9	985.1	948.8	970.0	1,026.9
Total current liabilities	1,343.8	1,243.8	1,241.5	1,306.2	1,390.3

Long-term deferred revenue	847.2	820.0	806.8	839.8	928.6
Long-term borrowings	340.9	348.4	347.2	337.2	335.6
Other long-term liabilities	218.0	185.4	179.8	179.6	168.0
Total long-term liabilities	1,406.1	1,353.8	1,333.8	1,356.6	1,432.2

Total stockholders' equity	1,387.7	1,342.0	1,478.3	1,607.8	1,662.9

Total liabilities and stockholders' equity	$4,137.6	$3,939.6	$4,053.6	$4,270.6	$4,485.4

(a) Total cash and investments	$1,496.5	$1,471.3	$1,528.6	$1,600.4	$1,756.5

BMC SOFTWARE, INC. STATEMENTS OF CASH FLOWS (In millions) (Unaudited)
Quarter Ended March 31,			Year Ended March 31,
2010	2011		2010	2011

		Cash flows from operating activities:
$118.8	$122.5	Net earnings	$406.1	$456.2
		Adjustments to reconcile net earnings to net cash
		provided by operating activities:
46.5	49.9	Depreciation and amortization	175.8	190.0
14.2	18.3	Deferred income tax provision	28.2	40.9
23.8	30.2	Share-based compensation expense	88.9	106.5
(0.5)	(0.5)	Gain on investments, net	(3.5)	(2.8)
		Changes in operating assets and liabilities:
(3.5)	36.8	Trade accounts receivable	7.9	(70.5)
4.2	(80.9)	Trade finance receivables	(47.8)	22.9
(0.9)	(13.9)	Prepaid and other current assets	(1.2)	(19.9)
(4.3)	(5.3)	Other long-term assets	(3.8)	(6.5)
23.8	(9.8)	Accrued and other current liabilities	(7.0)	(30.2)
96.0	145.6	Deferred revenue	30.5	132.0
11.1	3.6	Other long-term liabilities	9.0	(33.6)
(25.7)	(6.1)	Other operating assets and liabilities	(47.7)	(19.8)
303.5	290.4	Net cash provided by operating activities	635.4	765.2

		Cash flows from investing activities:
112.6	-	Proceeds from maturities of investments	360.8	50.0
1.2	13.8	Proceeds from sales of investments	9.2	47.8
(50.8)	(49.4)	Purchases of investments	(333.8)	(57.6)
-	-	Cash paid for acquisitions, net of cash acquired, and other investments	(92.3)	(51.0)
(17.7)	(27.2)	Capitalization of software development costs	(81.0)	(115.8)
(4.2)	(3.6)	Purchases of property and equipment	(22.1)	(22.0)
(0.1)	-	Other investing activities	(0.1)	1.0
41.0	(66.4)	Net cash provided by (used in) investing activities	(159.3)	(147.6)

		Cash flows from financing activities:
(75.1)	(140.0)	Treasury stock acquired	(275.1)	(439.0)
(4.6)	(6.0)	Repurchases of stock to satisfy employee tax withholding obligations	(13.0)	(25.1)
21.4	28.9	Proceeds from stock options exercised and other	89.2	130.2
4.0	5.4	Excess tax benefit from share-based compensation expense	13.7	18.6
(2.4)	(3.1)	Repayments of borrowings and capital lease obligations	(15.5)	(23.7)
-	-	Payments of debt issuance costs	-	(1.9)
-	-	Proceeds from borrowings	42.0	-
(56.7)	(114.8)	Net cash used in financing activities	(158.7)	(340.9)

1.3	7.6	Effect of exchange rate changes on cash and cash equivalents	27.9	15.6
289.1	116.8	Net change in cash and cash equivalents	345.3	292.3
1,079.5	1,544.1	Cash and cash equivalents, beginning of period	1,023.3	1,368.6
$1,368.6	$1,660.9	Cash and cash equivalents, end of period	$1,368.6	$1,660.9

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses (In millions) (Unaudited)

	Quarter Ended March 31,		Year Ended March 31,
	2010	2011	2010	2011

GAAP operating expenses	$375.8	$420.4	$1,405.1	$1,532.5

Share-based compensation expense	(23.8)	(30.2)	(88.9)	(106.5)

Amortization of intangible assets	(20.9)	(20.1)	(76.5)	(79.1)

Severance, exit costs and related charges	(0.5)	(4.9)	(3.0)	(14.3)

Non-GAAP operating expenses	$330.6	$365.2	$1,236.7	$1,332.6

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income (In millions) (Unaudited)

	Quarter Ended March 31,		Year Ended March 31,
	2010	2011	2010	2011

GAAP operating income	$115.5	$141.8	$506.1	$532.8

Share-based compensation expense	23.8	30.2	88.9	106.5

Amortization of intangible assets	20.9	20.1	76.5	79.1

Severance, exit costs and related charges	0.5	4.9	3.0	14.3

Non-GAAP operating income	$160.7	$197.0	$674.5	$732.7

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Operating Margin to Non-GAAP Operating Margin (In millions) (Unaudited)

	Quarter Ended March 31,			Quarter Ended March 31,			Quarter Ended March 31,
	2010	2011		2010	2011		2010	2011

GAAP revenue:	$491.3	$562.2	GAAP operating income:	$115.5	$141.8	GAAP operating margin:	24%	25%

			Share-based compensation expense	23.8	30.2

			Amortization of intangible assets	20.9	20.1

			Severance, exit costs and related charges	0.5	4.9

GAAP revenue:	$491.3	$562.2	Non-GAAP operating income:	$160.7	$197.0	Non-GAAP operating margin:	33%	35%

	Year Ended March 31,			Year Ended March 31,			Year Ended March 31,
	2010	2011		2010	2011		2010	2011

GAAP revenue:	$1,911.2	$2,065.3	GAAP operating income:	$506.1	$532.8	GAAP operating margin:	26%	26%

			Share-based compensation expense	88.9	106.5

			Amortization of intangible assets	76.5	79.1

			Severance, exit costs and related charges	3.0	14.3

GAAP revenue:	$1,911.2	$2,065.3	Non-GAAP operating income:	$674.5	$732.7	Non-GAAP operating margin:	35%	35%

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Net Earnings to Non-GAAP Net Earnings (In millions) (Unaudited)

	Quarter Ended March 31,		Year Ended March 31,
	2010	2011	2010	2011

GAAP net earnings	$118.8	$122.5	$406.1	$456.2

Share-based compensation expense	23.8	30.2	88.9	106.5

Amortization of intangible assets	20.9	20.1	76.5	79.1

Severance, exit costs and related charges	0.5	4.9	3.0	14.3

Subtotal pre-tax reconciling items	45.2	55.2	168.4	199.9

Tax effect of above pre-tax items	(13.4)	(11.2)	(48.5)	(52.7)

Impact of certain discrete tax items	(30.0)	(25.2)	(30.0)	(57.2)

Non-GAAP net earnings	$120.6	$141.3	$496.0	$546.2

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Diluted Earnings Per Share to Non-GAAP Diluted Earnings Per Share (Unaudited)

	Quarter Ended March 31,		Year Ended March 31,
	2010	2011	2010	2011

GAAP diluted earnings per share	$0.64	$0.67	$2.17	$2.50

Share-based compensation expense	0.13	0.17	0.48	0.58

Amortization of intangible assets	0.11	0.11	0.41	0.43

Severance, exit costs and related charges	-	0.03	0.02	0.08

Subtotal pre-tax reconciling items	0.24	0.30	0.90	1.10

Tax effect of above pre-tax items	(0.07)	(0.06)	(0.26)	(0.29)

Impact of certain discrete tax items	(0.16)	(0.14)	(0.16)	(0.31)

Non-GAAP diluted earnings per share	$0.65	$0.78	$2.66	$2.99

Shares used in computing diluted earnings per share (in millions)	185.7	182.3	186.8	182.4

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